UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2008

Immunomedics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-12104	61-1009366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 American Road, Morris Plains, New Jersey	07950
(Address of Principal Executive Offices)	(Zip Code)

(973) 605-8200

(Registrant’s telephone number,

including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2008, Immunomedics, Inc., a Delaware corporation (the “Company”), and Dr. David M. Goldenberg entered into Amendment No. 1 to the Amended and Restated Employment Agreement pertaining to Dr. Goldenberg’s service to the Company as its Chief Scientific Officer and Chief Medical Officer (the “Amendment”). Pursuant to the terms of the Amended and Restated Employment Agreement, effective July 1, 2007, the Company had agreed to continue to maintain certain existing insurance arrangements on the life of Dr. Goldenberg to which Dr. Goldenberg was the beneficiary (including a split-dollar life insurance policy), in addition to the life insurance policies to which the Company was the beneficiary.

Pursuant to the Amendment, the Company and Dr. Goldenberg, and certain of his affiliates, have mutually agreed for the Company to terminate and sell certain insurance policies to which Dr. Goldenberg or certain of his affiliates were the beneficiaries. The Company has received or expects to receive aggregate cash proceeds of $3,255,000 as a result of the termination and sale of such policies. The Company expects that the termination or sale of these arrangements will reduce the Company’s annual executive compensation expense by $206,000 and will result in an annual cash savings of approximately $256,000. The Company has agreed to reimburse Dr. Goldenberg’s affiliate for tax liabilities incurred in connection with the terminated or sold insurance policies (approximately $460,000). Pursuant to the terms of the Amendment, the Company is no longer required to maintain any life insurance for the benefit of Dr. Goldenberg or his affiliates. The Company believes that the remaining key person life insurance policies that it holds on the life of Dr. Goldenberg for an aggregate of $21 million are adequate.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 1 to the Amended and Restated Employment Agreement, effective as of January 31, 2008, between Immunomedics, Inc. and Dr. David M. Goldenberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOMEDICS, INC.

By:	/s/ Gerard G. Gorman
Name:	Gerard G. Gorman
Title:	Senior Vice President, Finance and Business Development, and Chief Financial Officer

Date: February 6, 2008